Contacts: Carol K. Nelson, CEO Lars Johnson, CFO 425.339.5500 www.cascadebank.com	NEW RELEASE

Cascade Financial Reports Fourth Quarter Profits Increase 13% and 2007 Profits Increase 16%,
as Solid Credit Quality Continues

Everett, WA – January 22, 2008 – Cascade Financial Corporation (NASDAQ: CASB), parent company of Cascade Bank, today reported record profits in both the fourth quarter and year ended 2007, with 10% year-over-year loan growth, expanding net interest margin and continued strong credit quality.

In the fourth quarter ended December 31, 2007, net income grew 13% to $4.0 million, or $0.33 per diluted share, compared to $3.5 million, or $0.29 per diluted share, in the fourth quarter of 2006, and increased 6% from $3.8 million, or $0.31 per diluted share, in the immediate prior quarter.  On an annual basis, net income increased 16% to $15.5 million, or $1.27 per diluted share, in 2007 compared to $13.4 million, or $1.08 per diluted share, in 2006.

“We produced strong results for both the quarter and the year, demonstrating the strength of our commercial banking strategy, and our ability to prosper in challenging times,” stated Carol K. Nelson, President and CEO.  “We achieved our financial targets for the year by focusing on steady, incremental growth, delivering excellent service to an expanding customer base and maintaining solid asset quality.  We consciously avoided lending or investing in the subprime market and our results reflect that.”

2007 Financial Highlights:  (compared to 2006)

•	Earnings per diluted share increased 17%.
•	Net income grew 16%.
•	Total loans increased 10% to $1.11 billion.
•	Core commercial loan portfolio (business, construction and commercial real estate) increased 14% to $971 million.
•	Loan originations increased 34% to $610 million.
•	Credit quality remained strong:
•	Nonperforming loans were 0.14% of total loans.
•	Nonperforming assets were 0.11% of total assets at year-end.
•	Net charge-offs were 0.05% of total loans for the year.
•	Allowance for loan losses was 774% of nonperforming loans.
•	Strong growth in new checking accounts resulted in 15% growth in checking fees for the year.

Loan Growth and Credit Quality

Total loans outstanding increased $33 million, or 12% on an annualized basis as of December 31, 2007, compared to three months earlier.  At year-end, total loans increased 10% to $1.11 billion compared to $1.01 billion a year ago.  Total loan originations were $133 million in the fourth quarter of 2007, a 21% increase compared to $110 million in the fourth quarter of 2006.  For 2007, new loan originations totaled $610 million, a 34% increase over $454 million in 2006.

Loan portfolio growth was primarily in construction related loans along with higher commercial and industrial loans outstanding.  Cascade’s construction loans outstanding increased to $382 million, a 32% increase over December 31, 2006, reflecting a continued focus on prime based lending.  Business loans grew 6% over the same period to $468 million.  Commercial real estate loans increased 1% to $120 million.  Multifamily loans decreased sharply to $11.4 million, as the yields on this type of loan did not provide attractive returns.  Total retail loans, which include single-family mortgages as well as home equity and other consumer loans, increased 2% to $126 million from the end of December 2006 to the end of December 2007.

Cascade has not engaged in the practice of subprime lending and the loan portfolio does not contain subprime loans.

Core commercial loans, which include business, construction, and commercial real estate, increased 14% to $971 million at year-end, from $852 million at the end of 2006.  These loans now account for 88% of total loans, compared to 84% of total loans at December 31, 2006.

(more)

Cascade Financial - 2007 Results
January 22, 2008

“Although our construction portfolio increased robustly in 2007, we expect the growth in the portfolio to slow to a more measured  pace as the local economy moderates from the pace it set in the last few years,” stated Lars Johnson, Chief Financial Officer.  “We are continuing to look for new lending opportunities and niches that will provide us with good risk-adjusted spreads.”

The following table shows loans in each category:  (12/31/07 compared to 12/31/06)

LOANS ($ in 000s)	December 31, 2007	December 31, 2006	One Year Change
Business	$468,453	$442,391	6%
R/E Construction	381,810	289,993	32%
Commercial R/E	120,421	119,298	1%
Multifamily	11,397	34,719	-67%
Retail	126,072	124,036	2%
Total loans	$1,108,153	$1,010,437	10%

Nonperforming loans (NPLs) represented 0.14% of total loans at December 31, 2007, compared to 0.06% three months earlier and 0.08% at year-end 2006.  At year-end, NPLs were $1.5 million, compared to $625,000 at the end of the preceding quarter and $851,000 at the end of 2006.

Nonperforming loans consist of one small consumer installment loan and six business loans.  “The primary increase in nonperforming loans was a single borrower with a $1.0 million line of credit,” said Robert Disotell, Chief Credit Officer.  “We are taking steps to obtain additional collateral and believe we will be able to work out this credit without incurring a loss.”

Cascade had no other real estate owned or foreclosed assets on its books at December 31, 2007.

Nonperforming assets were 0.11% of total assets, compared to 0.05% at the end of the preceding quarter, and 0.06% a year ago.  Net charge-offs (NCOs) were $543,000 in 2007, including $99,000 in the fourth quarter, compared to $266,000 in 2006, with $167,000 occurring in the fourth quarter of 2006.

The provision for loan losses increased to $500,000 in the fourth quarter and totaled $1.4 million for the year, exceeding NCOs but reflecting the continued growth in the loan portfolio.  Total allowance for loan losses, which includes allowance for minimal off-balance sheet loan commitments, totaled $11.8 million at year-end 2007, equal to 1.06% of total loans.

“We are maintaining a watchful eye on the local economy, credit trends and our loan quality.  We believe our credit costs will remain manageable,” said Nelson.

Deposit Growth

“On the deposit side, our High Performance Checking (HPC) program has helped build the number of transaction accounts considerably in 2007,” said Nelson.  “Our number of personal checking accounts grew by over 12%, adding close to 2,000 new accounts, and business accounts grew by 14%, adding over 500 new accounts.  Although our checking account balances remained at year-ago levels, we had a 15% increase in checking account fees in 2007.  Savings and money market account balances grew by 13% over the past year to $327 million, which increased to 36% of total deposits.”

Total deposits were $905 million at year-end 2007, up 6% from $855 million a year earlier, but even with September 2007.

The following table shows deposits in each category:  (12/31/07 compared to 12/31/06)

DEPOSITS ($ in 000s)	December 31, 2007	December 31, 2006	One Year Change
Personal checking accounts	$58,126	$57,075	2%
Business checking accounts	80,064	82,432	-3%
Savings and MMDA	327,264	290,444	13%
CDs	439,442	425,498	3%
Total deposits	$904,896	$855,449	6%

(more)

Cascade Financial - 2007 Results
January 22, 2008

Capital and Stock Repurchase Program

Stockholders’ equity increased 6% to $122 million, compared to $115 million at the end of December 2006.  Book value per share grew to $10.15 at quarter-end, from $9.53 a year ago.  Tangible book value was $8.06 per share at the end of the quarter, compared to $7.38 a year earlier.  Cascade remains well capitalized for regulatory purposes with a Tier 1 Capital ratio of 8.93%.

No stock was repurchased during the fourth quarter of 2007.  For the entire year, Cascade repurchased 159,300 shares, or 1.3% of the stock outstanding.

Operating Results

Fourth quarter net income was driven by an 11% increase in net interest income, which grew to $11.3 million, compared to $10.2 million in the fourth quarter of 2006.  The increase in net interest income was attributed to higher average loans and investments for the quarter.  Other income increased 15% to $1.7 million for the quarter, compared to $1.5 million in the fourth quarter a year ago, including the net fair value gain of approximately $147,000, which is associated with $10 million of Trust Preferred Securities.  In the fourth quarter of 2006, other income included a $256,000 gain on sale of commercial real estate and multifamily loans and a $150,000 swap termination charge.  Total other expenses were up 10% to $7.0 million in the fourth quarter of 2007, compared to $6.3 million in the same quarter of 2006.  Of the $661,000 increase in expense, $405,000 represents increased compensation expense, primarily due to increased staffing levels from the opening of our Shoreline branch and our Burlington loan production office.

The Corporation’s effective tax rate was 28.0% for the fourth quarter.  Through three quarters, Cascade recorded income taxes at a rate of 33.3%.  Overall for 2007 the effective tax rate was 32.2%.  An increase in interest on tax exempt loans, a CRA investment made during the year in a tax exempt low-income housing project that will provide federal income tax credits for 2007 and year-end adjustments based on a detailed analysis of tax accounts accounted for the change.

For the full year, net interest income was $43.4 million in 2007, up 10% compared to $39.4 million in 2006.  A 7.5% increase in average earnings assets combined with an eight basis point expansion in margin produced this growth.  Other income increased 26% to $7.6 million in 2007 compared to $6.0 million in 2006, due to a 15% increase in checking account fees and including the net fair value gain of approximately $1.1 million.  Other expenses increased 9% to $26.7 million, including a $1.1 million increase in compensation expense in 2007.  Higher expenses were also attributed to the opening of our Shoreline Branch in June, and our loan production office in Burlington which opened in August.

Net Interest Margin & Interest Rate Risk

“Our margin expanded 15 basis points to 3.38% compared to the fourth quarter of 2006, and was up one basis point from the third quarter of 2007 despite the current interest rate environment,” Johnson said.  “Our yield on loans decreased 10 basis points compared to a year earlier, as the Fed lowered the target Fed funds rate by 50 basis points, taking the prime rate and the yield on our approximately $400 million of prime-based loans down with it.  With the implementation of FAS 159, we sold some lower yielding investments replacing them with higher yielding securities.  With the purchase of additional higher yielding investments, the yield on our investment portfolio increased 58 basis points from the previous year.  The net result was that the yield on earning assets increased 17 basis points to 7.20%.”  The net interest margin was 3.38% in the fourth quarter, compared to 3.37% in the preceding quarter and 3.23% in the fourth quarter a year ago.  For all of 2007, the net interest margin was 3.34% compared to 3.26% in 2006.

	4Q07	3Q07	2Q07	1Q07	4Q06	3Q06	2Q06	1Q06	4Q05
Asset yield	7.20%	7.29%	7.30%	7.17%	7.03%	6.95%	6.76%	6.53%	6.41%
Liability cost	4.32%	4.42%	4.39%	4.38%	4.26%	4.15%	3.94%	3.60%	3.50%

Spread	2.88%	2.87%	2.91%	2.79%	2.77%	2.80%	2.82%	2.93%	2.91%
Margin	3.38%	3.37%	3.37%	3.26%	3.23%	3.24%	3.24%	3.31%	3.29%

“In terms of ability to sustain our margin, our interest rate risk models show that we have moderate exposure to interest rates movements,” Johnson said.  “We have taken steps to ameliorate the impact of declining rates.  However, dramatic moves by the Federal Reserve will pressure margins in the short term.  Also, the competition for loans and deposits remains intense, which will continue to place pressure on our spreads as well.”

Performance Measures

In the fourth quarter, Cascade’s return on average GAAP equity (ROE) was 13.1%, compared to 12.3% a year earlier.  In 2007, ROE was 13.2% compared to 12.2% in 2006.  Return on average tangible equity (ROTE) was 16.7% for the fourth quarter of 2007, compared to 16.0% a year ago.  In 2007, ROTE was 16.9% compared to 16.1% in 2006.  Management uses ROTE, a non-GAAP performance measure, to exclude the goodwill created by the 2004 acquisition of Issaquah Bancshares and believes that it provides a more consistent comparison with pre-

(more)

Cascade Financial - 2007 Results
January 22, 2008

merger performance.  Return on average assets (ROA) was 1.14% for the quarter versus 1.06% for the fourth quarter of 2006.  In 2007, ROA was 1.13% versus 1.05% in 2006.  The efficiency ratio improved to 53.5% in the fourth quarter of 2007, versus 53.9% in the same quarter a year ago, and 52.4% in 2007 compared to 54.1% year earlier as revenue growth exceeded the increase in other expense.

Conference Call

Carol Nelson and Lars Johnson will host a conference call on Wednesday, January 23, at 11:00 a.m. PST (2:00 p.m. EST).  Interested investors may listen to the call live or via replay at www.cascadebank.com under shareholder information.  Investment professionals are invited to dial (303) 262-2142 to participate in the live call.  A telephone replay of the call will be available for a month at (303) 590-3000, using passcode 11104750#.

About Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington.  Cascade Bank has proudly served the Puget Sound region for over 90 years and operates 20 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish and North Bend.  Cascade Bank currently operates a loan production office in Burlington, Washington and will expand its service in Skagit County by opening a full service branch in mid 2008.

In July 2007, Cascade was named to Sandler O’Neill’s Bank and Thrift Sm-All Stars – Class of 2007, which recognized Cascade as one of the top 24 best performing small capitalization institutions from a field of 610 publicly traded banks and thrifts in the U.S. with market capitalizations less than $2 billion.  In making their selections, Sandler focused on growth, profitability, credit quality and capital strength.

In January 2008 Cascade was ranked #10 on Washington CEO magazine’s list of Top 25 Washington Banks. In September 2007, U.S.Banker magazine named President and CEO Carol Nelson one of the 25 Most Powerful Women in Banking.  In June 2007, Cascade was ranked #44 on the Seattle Times’ Northwest 100, a list of public companies. In September 2006, Ryan Beck & Co. ranked CASB #56 on its list of top performing bank stocks nationally, based on a five-year total return.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These measures include return on tangible equity and tangible book value per share.  These measures should not be construed as a substitute for GAAP measures; they should be read and used in conjunction with Cascade’s GAAP financial information.  A reconciliation of the included non-GAAP financial measures to GAAP measures is included elsewhere in this release.

Safe Harbor Statement
This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  All such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Those factors include, but are not limited to: continued strong demand for Cascade’s products and services, the risks inherent in significant construction and commercial RE lending, the ability to attract low-cost deposits and commercial loans, expectations for the net interest margin, maintaining asset quality, management’s ability to minimize interest rate exposure and the impact of interest rate movements, the ability to attract and retain qualified people, general economic conditions and the Company’s ability to successfully adjust to any changes in these conditions, and other factors.  For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(more)

Cascade Financial - 2007 Results
January 22, 2008

BALANCE SHEET
(Dollars in thousands except per share amounts)	December 31, 2007	September 30, 2007	Three Month Change	December 31, 2006	One Year Change
(Unaudited)
Cash and due from banks	$12,911	$14,246	-9%	$23,707	-46%
Interest-bearing deposits	1,619	7,380	-78%	19,172	-92%

Securities held-for-trading	-	17,009	-100%	-	NA
Securities available-for-sale	82,860	112,671	-26%	130,656	-37%
Securities held-to-maturity	137,238	83,689	64%	96,846	42%
Federal Home Loan Bank stock	11,920	11,920	0%	11,920	0%
Total securities	232,018	225,289	3%	239,422	-3%
Loans
Business	468,453	464,314	1%	442,391	6%
R/E construction	381,810	356,064	7%	289,993	32%
Commercial real estate	120,421	119,890	0%	119,298	1%
Multifamily	11,397	11,506	-1%	34,719	-67%
Home equity/consumer	27,688	28,089	-1%	27,686	0%
Residential	98,384	95,559	3%	96,350	2%
Total loans	1,108,153	1,075,422	3%	1,010,437	10%
Deferred loan fees	(3,724)	(3,695)	1%	(3,434)	8%
Allowance for loan losses	(11,653)	(11,258)	4%	(10,988)	6%
Loans, net	1,092,776	1,060,469	3%	996,015	10%
Premises and equipment	14,160	14,219	0%	12,003	18%
Bank owned life insurance	22,658	18,483	23%	17,974	26%
Other assets	16,227	14,909	9%	10,991	48%
Goodwill and other intangibles	25,219	25,254	0%	25,970	-3%

Total assets	$1,417,588	$1,380,249	3%	$1,345,254	5%

Deposits
Personal checking accounts	$58,126	$57,740	1%	$57,075	2%
Business checking accounts	80,064	84,451	-5%	82,432	-3%
Savings and money market accounts	327,264	330,031	-1%	290,444	13%
Certificates of deposit	439,442	434,503	1%	425,498	3%
Total deposits	904,896	906,725	0%	855,449	6%
FHLB advances	231,000	197,000	17%	243,000	-5%
Securities sold under agreement to repurchase	120,625	120,618	0%	95,710	26%
Jr. Sub. Deb. (Trust Preferred Securities)	15,465	15,465	0%	25,775	-40%
Jr. Sub. Deb. (Trust Preferred Securities) @ fair value	11,422	11,541	-1%	-	NA
Other liabilities	12,084	10,019	21%	10,121	19%

Total liabilities	1,295,492	1,261,368	3%	1,230,055	5%

Stockholders' equity
Common stock and paid in capital	40,442	40,397	0%	39,551	2%
Retained earnings	82,169	79,010	4%	77,952	5%
Accumulated comprehensive (loss)	(515)	(526)	-2%	(2,304)	-78%
Total stockholders' equity	122,096	118,881	3%	115,199	6%

Total liabilities and stockholders' equity	$1,417,588	$1,380,249	3%	$1,345,254	5%

(more)

Cascade Financial - 2007 Results
January 22, 2008

INCOME STATEMENT	Quarter Ended	Quarter Ended		Quarter Ended
(Dollars in thousands except per share amounts)	December 31, 2007	September 30, 2007	Three Month Change	December 31, 2006	One Year Change
(Unaudited)
Interest income	$24,137	$23,378	3%	$22,226	9%
Interest expense	12,820	12,568	2%	12,000	7%
Net interest income	11,317	10,810	5%	10,226	11%
Provision for loan losses	500	350	43%	150	233%
Net interest income after provision for loan losses	10,817	10,460	3%	10,076	7%
Other income
Gain on sale of loans	32	46	-30%	305	-90%
(Loss)/gain on sale of securities	(4)	28	-114%	-	NA
Checking fees	980	1,005	-2%	782	25%
Service fees	267	265	1%	259	3%
Fair value gain	147	281	-48%	-	NA
Bank owned life insurance	205	203	1%	197	4%
Other	112	114	-2%	(31)	-461%
Total other income	1,739	1,942	-10%	1,512	15%

Total income	12,556	12,402	1%	11,588	8%

Compensation expense	3,571	3,551	1%	3,166	13%
Other operating expenses	3,416	3,173	8%	3,160	8%
Total other expense	6,987	6,724	4%	6,326	10%

Net income before provision for income taxes	5,569	5,678	-2%	5,262	6%

Provision for income taxes	1,557	1,892	-18%	1,720	-9%

Net income	$4,012	$3,786	6%	$3,542	13%

EARNINGS PER SHARE INFORMATION
Earnings per share, basic	$0.33	$0.32	6%	$0.29	14%
Earnings per share, diluted	$0.33	$0.31	6%	$0.29	15%

Weighted average number of shares outstanding
Basic	12,023,685	12,009,440		12,089,248
Diluted	12,218,248	12,233,781		12,378,770

		Quarter Ended
	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006
PERFORMANCE MEASURES AND RATIOS
Return on equity	13.11%	12.75%	12.26%
Return on tangible equity	16.70%	16.36%	15.98%
Return on average assets	1.14%	1.12%	1.06%
Efficiency ratio	53.52%	52.73%	53.89%
Net interest margin	3.38%	3.37%	3.23%

(more)

Cascade Financial - 2007 Results
January 22, 2008

INCOME STATEMENT	Twelve Months Ended
(Dollars in thousands except per share amounts)	December 31, 2007	December 31, 2006	Change
(Unaudited)
Interest income	$93,935	$82,658	14%
Interest expense	50,541	43,268	17%
Net interest income	43,395	39,390	10%
Provision for loan losses	1,350	1,000	35%
Net interest income after provision for loan losses	42,045	38,390	10%
Other income
Gain on sale of loans	199	483	-59%
(Loss) on sale of securities	(435)	-	NA
Checking fees	3,820	3,311	15%
Service fees	1,059	1,156	-8%
(Loss) on sale of real estate	-	(27)	-100%
Fair value gain	1,081	-	NA
Gain on FHLB advances	569	-	NA
Bank owned life insurance	803	769	4%
Other	470	334	41%
Total other income	7,566	6,026	26%

Total income	49,611	44,416	12%

Compensation expense	13,817	12,691	9%
Other operating expenses	12,865	11,895	8%
Total other expense	26,682	24,586	9%

Net income before provision for income taxes	22,929	19,830	16%

Provision for income taxes	7,383	6,475	14%

Net income	$15,546	$13,355	16%

EARNINGS PER SHARE INFORMATION
Earnings per share, basic	$1.29	$1.11	17%
Earnings per share, diluted	$1.27	$1.08	17%

Weighted average number of shares outstanding
Basic	12,047,792	12,060,191
Diluted	12,284,854	12,363,198

	Twelve Months Ended
	Dec. 31, 2007	Dec. 31, 2006
PERFORMANCE MEASURES AND RATIOS
Return on equity	13.23%	12.24%
Return on tangible equity	16.88%	16.08%
Return on average assets	1.13%	1.05%
Efficiency ratio	52.36%	54.14%
Net interest margin	3.34%	3.26%

(more)

Cascade Financial - 2007 Results
January 22, 2008

AVERAGE BALANCES
(Dollars in thousands except per share amounts)(Unaudited)		Quarter Ended		Year Ended
	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Average assets	$1,401,036	$1,344,189	$1,324,052	$1,370,309	$1,275,556
Average earning-assets	1,330,129	1,272,810	1,254,662	1,297,462	1,206,633
Average total loans	1,095,490	1,029,487	1,007,150	1,046,093	955,692
Average deposits	896,043	870,616	838,847	881,136	816,288
Average equity	121,359	117,861	114,627	117,534	109,103
Average tangible equity	96,122	92,586	88,639	92,095	83,063

ASSET QUALITY	Dec.31, 2007	Sept. 30, 2007	Dec. 31, 2006
Nonperforming loans (NPLs)	$1,523	$625	$851
Nonperforming loans/total loans	0.14%	0.06%	0.08%
Net loan charge-offs (recoveries) in the quarter	$99	$302	$167
Net charge-offs/total loans	0.01%	0.03%	0.02%
Allowance for loan losses	11,653	11,258	10,988
Plus: allowance for off-balance sheet commitments	142	136	-
Total allowance for loan losses	11,795	11,394	10,988
Allowance for loan losses/total loans	1.06%	1.06%	1.09%
Allowance for loan losses/nonperforming loans	774%	1823%	1291%

Nonperforming assets	$1,523	$625	$851
Nonperforming assets/total assets	0.11%	0.05%	0.06%

EQUITY ANALYSIS	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006
Total equity	$122,096	$118,881	$115,199
Less: goodwill and intangibles	25,219	25,254	25,970
Tangible equity	$96,877	$93,627	$89,229

Common stock outstanding	12,023,685	12,023,685	12,093,699
Book value per common share	$10.15	$9.89	$9.53
Tangible book value per share	$8.06	$7.79	$7.38

Capital/asset ratios
GAAP (Including Jr. Sub. Deb.)	10.51%	10.57%	10.48%
Tier 1	8.93%	8.94%	8.89%
Tangible (excluding Jr. Sub Deb.)	6.96%	6.91%	6.76%

		Quarterly		Annual
INTEREST SPREAD ANALYSIS	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Yield on loans	7.64%	7.84%	7.74%	7.80%	7.55%
Yield on investments	5.15%	4.93%	4.57%	4.89%	4.60%
Yield on earning-assets	7.20%	7.29%	7.03%	7.24%	6.85%

Cost of deposits	3.91%	4.02%	3.83%	4.00%	3.50%
Cost of FHLB advances	4.38%	4.45%	4.82%	4.53%	4.71%
Cost of other borrowings	3.25%	3.23%	1.79%	2.75%	1.99%
Cost of Jr. Sub. Deb.	7.80%	7.71%	8.20%	7.77%	8.25%
Cost of interest-bearing liabilities	4.32%	4.42%	4.26%	4.38%	4.01%

Net interest spread	2.88%	2.87%	2.77%	2.86%	2.84%
Net interest margin	3.38%	3.37%	3.23%	3.34%	3.26%

Note: Transmitted on Prime Newswire at 1:00 p.m. PST on January 22, 2008.